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                                                                Exhibit 3.17.1


                           SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF

                           SERVICO SILVER SPRING, INC.

         Pursuant to Sections 607.1006 and 607.1007 of the Florida General Corporation Act (the "Act"), SERVICO SILVER SPRING, INC., a Florida corporation (the "Corporation"), hereby executes and submits for filing with the Department of State, State of Florida, these Second Amended and Restated Articles of Incorporation (the "Amended Articles"), to read as follows:


                                   ARTICLE I

         The corporate name that satisfied the requirements of Section 607.0401 is SERVICO SILVER SPRING, INC.


                                   ARTICLE II

         The street address of the principal office of the Corporation and its mailing address is 3445 Peachtree Road, N.E., Two Live Oak Center, Suite 700, Atlanta, GA 30326.


                                  ARTICLE III

         (a) The purpose for which the Corporation is organized is limited to:
(i) acquiring, owning, leasing, operating, using and managing that certain real property commonly known as the Days Inn Silver Spring, located at 8040 13th Street, Silver Spring, Maryland 20910 (the "Property"); (ii) entering into and performing its obligations under the credit agreement, among Lodgian Financing Corp., as borrower, Lodgian, Inc., its parent, Impac Hotel Group, LLC, Servico, Inc. and other affiliated entities, as affiliate guarantors, the initial lenders and initial issuing bank named therein, the collateral agent, the administrative agent, Morgan Stanley Senior Funding, Inc., as co-lead arranger, joint-book manager and syndication agent and Lehman Brothers, as co-lead arranger, joint-book manager and documentation agent relating to the financing or refinancing of the Property (the "Loan Agreement") which provides the lender thereunder with a first priority lien on the Property, any promissory-note evidencing indebtedness incurred pursuant to the Loan Agreement, any mortgage securing such indebtedness and encumbering the Property (the "Mortgage") and any other documents securing such indebtedness and any related collateral documents, each as amended (or pursuant to a consent obtained in accordance with the terms thereof) (collectively, the "Loan Documents"); (iii) entering into and performing its obligations under the Indenture (the "Indenture"), among Lodgian Financing Corp, as issuer, Lodgian, Inc., the Subsidiary Guarantors defined therein and Bankers Trust Company, as trustee, relating to the issuance of the 12 1/4% Senior Subordinated Notes due 2009 and the Guarantee in favor of the holders of the Notes and (iv) transacting any and all lawful business that is incident and necessary or appropriate to the ownership and to the


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management of the Property for which a corporation may be incorporated under the laws of the State of Florida.

         (b) Notwithstanding any other provision of these Amended Articles and any provision of law that otherwise so empowers the Corporation, until such time as the Property is released from the lien of the Mortgage, the Corporation shall not, without the unanimous affirmative vote of the members of its Board of Directors, (i) amend, alter, change, repeal or adopt any resolution setting forth a proposed amendment to, any provision of these Articles of Incorporation,
(ii) dissolve or liquidate, in whole or in part, consolidate or merge with or into any other entity or convey, sell or transfer its properties and assets substantially as an entirety to any entity, (iii) file a voluntary petition or otherwise initiate, or consent to, proceedings for the Corporation to be adjudicated insolvent or seeking an order for relief as a debtor under the United States Bankruptcy Code, as amended (11 U.S.C. Sections 101 et seq.), or
(iv) file any petition, or consent to any petition, seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency or other relief for debtors; or (v) seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, or liquidator (or other similar official) of the Corporation or of all or any substantial part of the properties and assets of the Corporation, or
(vi) make any general assignment for the benefit of creditors, or (vii) admit in writing its inability to pay its debts generally as they become due, or (viii) declare or effect a moratorium on its debt or take any corporate action in furtherance of any such action.

         (c) The Board of Directors of the Corporation shall, at all times until the Property is released from the lien of the Mortgage, include an independent director (the "Independent Director"). The Independent Director shall be a person who is not at the time of appointment and who has not at any time during the prior five years been and who is not while serving as the Independent Director (i) a director, stockholder, officer or employee of the Corporation or any affiliates thereof, other than with respect to such person's service as an Independent Director of the Corporation and such person's service in similar "Independent Director" positions for affiliates of the Corporation; (ii) a creditor, customer, supplier, independent contractor, manager or any other person who derives more than 10% of its gross revenues from its activities with the Corporation or any affiliates thereof; (iii) a person controlling any such stockholder, creditor, customer, supplier, independent contractor, manager or other person; (iv) the legal or beneficial owner, at any time while serving as director of the Corporation, of any beneficial interest in the Corporation; or
(v) a member of the immediate family of any such stockholder, officer, employee, creditor, customer, supplier, director, independent contractor, manager or any other person of the Corporation. As used herein, the term "affiliate" means any person controlling, under common control wit, or controlled by the person in question, and the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contact or otherwise. In the event of the death, incapacity, or resignation of an Independent Director, or the vacancy of the Independent Director's seat on the Corporation's Board of Directors for any reason, a successor Independent Director shall be appointed by the remaining directors.

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         (d) Except as otherwise permitted by the Loan Documents, so long as the
Property is subject to the lien of the Mortgage, the Corporation shall (i) observe all corporate formalities, including the maintenance of current minute books; (ii) maintain its own separate and distinct books of account and corporate records from any other person or entity; (iii) cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Corporation and its assets and liabilities from any other person or entity; (iv) pay all its liabilities out of its own funds; (v) in all dealings, identify itself, and conduct its own business and hold itself out under its own name and as a separate and distinct entity and correct any misunderstandings regarding its status as a separate entity; (vi) independently make decisions with respect to its business and daily operations; (vii) maintain an arm's length relationship with its affiliates; (viii) pay the salaries of its employees and maintain a sufficient number of employees in light of its contemplated business operations;
(ix) allocate fairly and reasonably any overhead for shared office space; and
(x) use separate stationery, invoices and checks.

         (e) Except as otherwise permitted by the Loan Documents, so long as the Property is subject to the lien of the Mortgage, the Corporation shall not (i) commingle its assets with those of, or pledge its assets for the benefit of, any other person or entity; (ii) assume, guarantee or become obligated, or hold out its credit as being available to satisfy, the liabilities or obligations of any other person or entity; (iii) reduce its capital below an amount which is adequate in light of its contemplated business operations; (iv) acquire obligations or securities of, or make loans or advances to, any affiliate; (v) incur or assume any indebtedness other than (A) the indebtedness underlying the Loan Agreement (B) the indebtedness underlying the Indenture, and (C) liabilities (including, but not limited to, trade payables) arising in the ordinary course of the Corporation's business relating to the acquisition, ownership, operation, lease, use or management of the Property; (vi) amend, alter, change or repeal any provision of Article III and the last sentence of
Article VIII of these Amended Articles; (vii) engage in any dissolution or liquidation, in whole or in part, consolidation or merger with or into any other entity or conveyance, sale or transfer of its properties and assets substantially as an entirety to any entity; or (viii) engage in any business or activity other than as set forth in these Amended Articles. Notwithstanding anything contained herein to the contrary, nothing herein shall be deemed to prohibit or otherwise limit any dividends or other distributions from the Corporation to its shareholders.


                                   ARTICLE IV

         The number of shares the Corporation is authorized to issue is One Thousand (1,000) each with the par value of Zero Dollars and One Cent ($0.01). The Board of Directors shall fix the consideration to be received for each share. Such consideration shall consist of any tangible or intangible property or benefit to the Corporation, including cash, promissory notes, services performed or written promises to perform such services and shall have a value, in the judgment of the directors, equivalent to or greater than the full par value of the shares.

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                                    ARTICLE V

         The number of directors of the Corporation my be fixed by the Bylaws of the Corporation. The number of directors constituting the Board of Directors shall be at least one (1), and the name and address of the director of the Corporation to serve until the next annual meeting of the shareholders or until a successor is elected or qualified is:

                  Name                        Address
                  Robert M. Flanders          3445 Peachtree Road, NE, Suite 700
                                              Atlanta, GA  30326

                                   ARTICLE VI

         The Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation subject to the limitations set forth in these Amended Articles. Election of directors need not be by written ballot unless and to the extent provided in the Bylaws of the Corporation.


                                  ARTICLE VII

         The business and affairs of the Corporation shall be managed and regulated by the board of directors of the Corporation. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not on good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 607.144 of the Florida General Corporation Act or (iv) for any transaction from which the director derived an improper personal benefit. If the Florida General Corporation Act is amended after the date of these Amended Articles to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Florida General Corporation Act, as so amended.

         The rights and authority conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of these Amended Articles or Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors, or otherwise.


                                  ARTICLE VIII

         The Corporation shall indemnify any officer or director, or any former officer or director of the Corporation, to the fullest extent permitted by law. The foregoing right of indemnification shall not be exclusive of any other rights to which any director, officer, employee or agent may be entitled as a matter of law or which he may be lawfully granted. The Corporation's obligation to indemnify its officers and directors pursuant to this Article shall be subordinate in all respects to the obligations of the Corporation arising out of the Loan

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Documents and shall not constitute a claim against the Corporation to the extent that the Corporation is unable to pay any amounts it is obligated to pay under the Loan Documents.


                                  ARTICLE IX

         Subject to the provisions of Article III(e)(vi), the Corporation reserves to its shareholders the right to amend or repeal any provisions now or hereafter contained in these Amended Articles. Any rights which these Amended Articles may confer upon the Corporation may be modified or canceled by a vote of the shareholders to amend or repeal said Amended Articles.





         The foregoing Second Amended and Restated Articles of Incorporation were duly adopted and approved by the sole shareholder and the Board of Directors of the Corporation by unanimous written consent in lieu of a meeting, pursuant to Sections 607.0704 and 607.0821 of the Florida General Corporation Act, as of July 22nd, 1999. The number of votes cast was sufficient for approval.


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         IN WITNESS WHEREOF, the undersigned has executed these Second Amended and Restated Articles of Incorporation this 23rd day of July, 1999.


                                                SERVICO SILVER SPRING, INC.



                                                By: /s/ Thomas S. Gryboski
                                                    --------------------------
                                                    Name: Tom Gyboski
                                                    Title: Assistant Secretary